EXHIBIT 99
                                                                   PRESS RELEASE

       MDU RESOURCES NAMES HILDESTAD PRESIDENT AND CHIEF OPERATING OFFICER

BISMARCK, N.D. - APRIL 4, 2005 - The MDU Resources Group, Inc. (NYSE:MDU) Board of Directors announced today the selection of Terry D. Hildestad, 55, as president and chief operating officer of the company, effective May 1, 2005. Martin A. White, chairman, president and chief executive officer of the company, will be resigning from his office as president upon Hildestad's appointment, but White will remain the company's chairman and chief executive officer. Hildestad currently serves as president and chief executive officer of Knife River Corporation, the construction materials and mining subsidiary of MDU Resources. A replacement for Hildestad at Knife River will be named in the near future.

"Naming a president and chief operating officer at this time is part of our succession plan," said White in making the announcement. "I will be retiring in August 2006, and the board of directors has been working on the selection process for my successor for several years. Terry was selected based on his extensive experience in successfully managing an organization with more than $1.3 billion in revenues and one that has assimilated over 50 companies into its organization during the past 13 years while achieving consistent growth in profits. In addition, Terry is a person with unquestionable moral and ethical values."

"The board considered several internal candidates and observed them over the past several years, both during their presence at board meetings and in the various presentations they were asked to give to the board," said Harry J. Pearce, lead director of the MDU Resources' board. "We recognized that all candidates were capable, and we were confident that any one of them could lead the company in the future. However, Terry's experience in operations and his ability to lead an organization through a time of tremendous earnings and operational growth were characteristics that ultimately led to his selection."

Hildestad began his career with the company in 1974 at Knife River, where he served in several operating positions before becoming its president in 1991. A North Dakota native, Hildestad holds a bachelor's degree from Dickinson (N. D.) State University and has completed the Advanced Management Program at Harvard School of Business. Hildestad is a member of the MDU Resources Management Policy Committee and of the boards of directors of Knife River and its subsidiary companies. He also serves on the Western North Dakota US Bank Advisory Board and on the Dickinson State University Foundation Board. Hildestad and his wife, Katherine, are the parents of three children.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.


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Contacts:

Cathi Christopherson, vice president - corporate communications (701) 222-7959